Exhibit 10.1
MANAGEMENT AGREEMENT
AGREEMENT made as of the 12th day of October, 2020 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), CERES TACTICAL SYSTEMATIC L.P., a New York limited partnership (the “Partnership”), EPISTEME CAPITAL PARTNERS (UK), LLP, a limited liability partnership registered in England (“Episteme UK”), EPISTEME CAPITAL PARTNERS (US), LLC, a Delaware limited liability company (“Episteme US”) and EPISTEME CAPITAL PARTNERS (CAYMAN), LTD., a company incorporated under the laws of the Cayman Islands (“Episteme” and together with Episteme UK and Episteme US, and each separately, the “Advisor”, and together with CMF and the Partnership, the “Parties”).
W I T N E S S E T H:
WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving capital appreciation; and
WHEREAS, such trading is to be conducted directly or indirectly through investment in a master fund of which CMF would be the trading manager and Episteme would be the advisor; and
WHEREAS, the Amended and Restated Limited Partnership Agreement effective as of November 22, 2017 (the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and
WHEREAS, each of Episteme, Episteme UK and Episteme US are registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and a member of the National Futures Association (“NFA”) and Episteme UK is registered as an investment adviser with the Securities and Exchange Commission and is also authorized and regulated by the Financial Conduct Authority (“FCA”) in the United Kingdom with firm reference number 496748; and
WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and
WHEREAS, Episteme is the ultimate governing entity responsible for coordinating the efforts of Episteme UK and Episteme US in their implementation of the Program; and
WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which Episteme UK and Episteme US will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.
NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, effective November 1, 2020, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership, whether directly or indirectly through a master fund, allocated to it from time to time by CMF in commodity interests, commodity interests, including commodity futures contracts, options, spot and forward contracts (including exchange-cleared forward contracts) and over-the-counter foreign exchange (including currency spot and swap contracts) and exchange-cleared swap contracts. The Advisor may also engage in swap and other derivative transactions on behalf of the Partnership with the prior written approval of CMF. All such trading on behalf of the Partnership shall be (i) in accordance with the trading strategies and trading policies set forth in Appendix B hereto as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change (the “CMF Trading Policies”) and (ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets. CMF has initially selected the Episteme Systematic Quest Program (the “Program”), as described in Appendix A attached hereto, to manage the Partnership’s assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in Appendix B without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.
(b) CMF acknowledges receipt of the description of the Advisor’s Program, attached hereto as Appendix A. All trades made by the Advisor for the account of the Partnership, whether directly or indirectly through a master fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. The Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions with any swap dealer it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the swap dealer and any give-up or other fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).
(c) The initial allocation of the Partnership’s assets to the Advisor shall be made to the Program, as described in Appendix A, provided that CMF, the Partnership and the Advisor agree that the leverage applied to the assets of the Partnership allocated to the Advisor (Allocation Amount”), either directly or indirectly through a master fund, shall initially be equal to 2x and may be changed by CMF from time to time with 5 days prior notice to the Advisor but in no event shall the leverage applied to the Allocation Amount exceed 2x. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix A to be materially accurate. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account, whether directly or indirectly through a master fund, which is attached as Appendix C to this Agreement, and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), its officers, directors, employees, shareholders, partners, manager(s) and members(s), their general trading methods, and otherwise as are reasonably requested by CMF from time to time in order for CMF to make such filings required by federal or state law or NFA rule or order. Notwithstanding the foregoing, the Advisor agrees to make all material disclosures to the Partnership regarding its trading performance as may be reasonably requested by the Partnership and/or CMF in connection with required updates to the Memorandum or other materials related to the Partnership. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of other customers or proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order. The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.
(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two business days’ prior notice to the Advisor of any reallocations or liquidations.
(g) The Advisor shall assume financial responsibility for any errors committed or caused by the Advisor in transmitting or executing orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership. For purposes of calculating the Advisor’s responsibility for trade error losses pursuant to this Section 1(g), the amount of trade error losses incurred in any one quarter shall be netted against the amount of trade error gains accrued in that same quarter, if any. Notwithstanding anything in this Agreement to the contrary, CMF accepts that the Advisor is not responsible and shall not be liable for any loss, liability or expense resulting from errors committed by the Advisor (including any technological or machine errors associated with implementing the Program) other than Material Advisor Errors. “Material Advisor Errors” are solely those errors committed or caused by Advisor in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account that (i) result in a loss greater than 0.03% of the agreed upon trading level assets allocated by the Partnership, either directly or indirectly through a master fund, to the Adviser as of the date such error occurred and (ii) are due to either (1) manual intervention by a human employee of Advisor or (2) malfunctions in Advisor’s trade management system for which no remedial action is taken by Advisor promptly upon becoming aware of such malfunction.
2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.
3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor an incentive fee (“Incentive Fee”) payable quarterly equal to 22.5% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services (“Management Fee”) equal to 1/12 of 1% (1% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last business day of each month by 1% and dividing the result thereof by 12).

(b) “Net Assets of the Partnership” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, management fees, administrative fees, ongoing selling agent fees or Incentive Fees payable as of the date of such determination.
(c) “New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets of the Partnership. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. Ongoing expenses include offering and organizational expenses of the Partnership. Interest income earned, if any, shall not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.
(d) Quarterly Incentive Fees in respect of each calendar quarter shall be paid within twenty (20) business days following the end of the calendar quarter. The first calendar quarter Incentive Fee shall be due to the Advisor with respect to New Trading Profits, if any, earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of such calendar quarter and subsequent Incentive Fees shall be due the Advisor with respect to each calendar quarter thereafter until termination of the Agreement. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly Incentive Fee shall be computed as if the effective date of termination were the last day of the then current calendar quarter.
(e) The provisions of this Section 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees, shareholders, partners, manager(s) and members(s) may render advisory, consulting and management services to other clients and accounts and in the course of providing such other services, certain conflicts of interest may arise. The Advisor and its officers, directors, employees, shareholders, partners, manager(s) and members(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.
(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC-, FCA or exchange-imposed or other regulatory imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account also trading the Program and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, trading programs or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.
(c) It is acknowledged that the Advisor and/or its officers, directors, employees, shareholders, partners, manager(s) and members(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.
(d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals utilizing the same investment strategy, if any, as shall be reasonably requested by CMF. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

(e) The Advisor may, on occasions when it deems the purchase or sale of any commodity interests to be in the best interests of the Partnership’s account as well as other fiduciary or agency accounts managed by the Advisor, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. In such event, allocation of the commodity interests so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner as to comply with the Advisor’s Allocation Policy and all applicable laws, including without limitation, the rules established by the CFTC, the NFA and the FCA.
(f) Although the Program is systematic in nature, by reason of the Advisor’s business, the Advisor may acquire confidential or material non-public information or be restricted from initiating transactions in certain financial products. It is acknowledged and agreed that the Advisor will not be free to divulge, or to act upon, any such confidential or material non-public information with respect to the Advisor’s performance of this Agreement and that, due to these restrictions, the Advisor may not initiate a transaction for the Partnership’s account that the Advisor otherwise might have initiated, and the Partnership’s Account may be frozen in an investment position that it otherwise might have liquidated or closed out.
(g) Consistent with the Advisor’s Code of Ethics, the Advisor, its affiliates and partners, managers, members, shareholders, officers, directors, employees and agents of the Advisor and such affiliates may engage in transactions or make investments for their own accounts which may differ from or be identical to the transactions engaged in or investments made by the Advisor for the Partnership’s account; neither of the Advisor nor its affiliates shall have any obligation to engage in any transaction or make any investment for the Partnership’s account that the Advisor, its affiliates or any of the members, officers, directors or employees of the Advisor or its respective affiliates may engage in or make for their own accounts, except as otherwise required by applicable law or Section 4(a) and (b) above.
5. TERM. (a) This Agreement shall continue in effect until December 31, 2021 (the “Initial Termination Date”), unless otherwise terminated as set forth in this Section. If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may terminate this Agreement upon 5 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per Unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor, either directly or indirectly through a master fund (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 25% or more as of the end of a trading day from such Net Assets of the Partnership’s previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership (excluding interests owned by CMF, an affiliate of CMF or any of their employees) shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in the Partnership Agreement or Appendix B, as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ix) Adrian Eterovic dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor (x) Episteme UK or Episteme US’ registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority (including, without limitation, with the FCA), is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has contributed or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement by giving not less than 30 days’ written notice to CMF (i) in the event that the trading policies of the Partnership as set forth in Appendix B are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after the Initial Termination Date or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.
(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.
6. INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute gross negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.
(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s providing the Advisor, by email, the notice of CMF’s selection, that the Advisor does not approve the selection.
(iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, court costs and other legal expenses) incurred in connection therewith.
(v) As used in this Section 6(a), the term “Advisor” shall include the Advisor, its affiliates, officers, directors, employees, shareholders, partners, manager(s) and members(s) and the term “CMF” shall include the Partnership.
(b) (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved gross negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii) In the event CMF, the Partnership or any of their affiliates is made  a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its officers, directors, employees, shareholders, partners, manager(s) and members(s) unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.
(c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.
(d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.
(e) The provisions of this Section 6 shall survive the termination of this Agreement.
7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a) The Advisor represents and warrants that:
(i) All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading. All references to the Advisor and its principals, if any, in the Partnership’s current Private Placement Offering Memorandum and Disclosure Document a supplement thereto filed with the NFA (collectively, the “Memorandum”) will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments or information presented therein. Once such references have been reviewed and approved by the Advisor for use in the Memorandum (“Approved Advisor References”), such Approved Advisor References may be used by CMF in communications with the Partnership’s limited partners without review or approval by the Advisor; provided, however, no material changes are made to the Approved Advisor References.

(ii) The performance information with respect to the Program provided by the Advisor is based on all of the accounts managed on a discretionary basis by the Advisor during the period covered by such tables and required to be disclosed therein, and such tables have been prepared by the Advisor or its agents in accordance with the Global Investment Performance Standards (GIPS®) The Advisor’s performance tables have been examined by an independent verifier. The Advisor will have its performance tables so verified no less frequently than annually during the term of this Agreement. Furthermore, the annual financial statements of the Advisor’s Systematic Quest Portfolio Company for the periods January 1, 2018 through December 31, 2018 and January 1, 2019 through January 2019 have been examined by an independent certified public accountant and a copy of the reports thereon have been provided to CMF.
(iii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder including, solely with respect to Episteme UK with the registration and licensing requirements of the FCA in the conduct of its investment business. The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement including, without limitation, registration as a commodity trading advisor with the CFTC, membership in the NFA and registration with the FCA.
(iv) It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed. It has full power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement. The Advisor is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the Advisor’s ability to perform its obligations hereunder.
(v) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.
(vi) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.
(vii) At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.
(b) CMF represents and warrants for itself and the Partnership that:
(i) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.
(iii) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.
(iv) CMF will not, by acting as the general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.
(v) CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.
(vi) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.
(vii) The Partnership is a qualified eligible person as defined in CFTC Rule 4.7 and consents to being treated as an exempt account by the Advisor.
(viii) The Partnership agrees to be treated as a “Professional Client” under FCA rules.
(ix) The Partnership, as a commodity pool, is not subject to the U.S. Investment Advisers Act of 1940 and the Partnership acknowledges that the Advisor will not be acting as a securities investment adviser with respect to the Partnership.
(x) Pursuant to the due diligence requests of CMF, CMF and the Partnership have obtained sufficient information to evaluate the Program and are aware of all of the material risks and conflicts of interests associated with the Program.
(xi) the Advisor has not made any representation regarding the profitability of the Program or its ability to avoid losses.
(xii) the funds in the Partnership’s account represent risk capital to the Partnership and CMF and the Partnership are aware of the speculative nature of, and the risks of loss inherent in trading futures and the Partnership is able to bear such loss.
(c) All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.
(a) The Advisor agrees as follows:
(i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, FCA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.
(ii) The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, directors, employees, shareholders, partners, manager(s) and members(s), agents or representatives, regardless of whether such investigation, suit, action or proceeding also involves CMF. The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA, FCA or any commodity exchange in connection with any material, non-routine investigation or audit of the Advisor’s business activities. This paragraph shall not require the Advisor to provide all correspondence with the NFA or FCA during the course of a routine compliance examination. The Advisor will provide NFA’s or FCA’s customary report of findings at the conclusion of a routine compliance examination.
(iii) In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.
(iv) At least one of Episteme, Episteme UK or Episteme US will maintain a net worth of not less than $1,000,000 during the term of this Agreement.
(v) The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.
(vi) The Advisor will update any information previously provided to CMF and/or the Partnership under the Agreement, including, without limitation, information referenced in Section 7(a)(i) hereof.

(vii) Subject to the receipt from CMF of specific instructions in relation to the execution of orders, the Advisor will at all times comply with its policy relating to the execution of orders and decisions to deal on behalf of clients as required by the FCA Rules and as amended by the Advisor from time to time (“Order Execution Policy”) and will act in the best interests of CMF.
(viii) The Advisor shall promptly notify CMF when the Advisor’s open positions maintained by the Advisor exceed the Advisor’s applicable speculative position limits.
(b) CMF agrees for itself and the Partnership that:
(i) CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed, to the extent that failure to so comply would have a materially adverse effect on CMF’s ability to act as described herein, the Partnership Agreement and in the Memorandum.
(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.
(i) CMF or the selling agents for the Partnership have policies,  procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act and applicable anti-bribery laws, rules and regulations. CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. CMF or the selling agents for the Partnership, if any, have policies and procedures in place reasonably designed to comply with Section 312 of the USA PATRIOT Act, including processes reasonably designed to identify clients that may be senior foreign political figures1, in accordance with applicable requirements and regulatory guidance, and to conduct enhanced scrutiny on such clients where required under applicable law. In addition, CMF or the selling agents for the Partnership, if any have policies and procedures in place reasonably designed to prohibit accounts for foreign shell banks2 in compliance with Sections 313 & 319 of the USA PATRIOT Act.

1 A “senior foreign political figure” is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. For purposes of this definition, a “senior official” or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources. An “immediate family member” of a senior foreign political figure means spouses, parents, siblings, children and a spouse’s parents and siblings. A “close associate” of a senior foreign political figure means a person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure.
2 The term shell bank means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority. In addition, a shell bank generally does not employ individuals or maintain operating records.

9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.
10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.
11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.
12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or other electronic means (as CMF deems appropriate under the circumstances) or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:
If to CMF or to the Partnership:
Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York 10036
Attention: Patrick Egan

Email: patrick.egan@morganstanley.com
If to the Advisor:
Episteme Capital Partners (US) LLC
800 Westchester Avenue
Suite S-704
Rye Brook, NY 10573
Attn: Richard Leahy
Phone: (914) 305 - 8138
Email: rleahy@epistemecap.com
With a copy to:
Episteme Capital Partners (UK), LLP38 Dover Street
London, W1S 4NL
United Kingdom
Attn: Adrian Eterovic
Phone: +44 20 7292 2662
E-mail: aeterovic@epistemecap.com

With further copies as follows:
For a change in trading level, a copy to:
tradinglevel@epistemecap.com
For legal matters, a copy to:
legal@epistemecap.com
13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.
15. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except that certain persons not party to this Agreement may have rights under Section 6 hereof.
16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement. Any signature on the signature page of this Agreement may be an original, a fax or electronically transmitted signature or may be executed by applying an electronic signature using DocuSign© or, if permitted by CMF (such permission not to be unreasonably withheld), any other similar program.
17. CONFIDENTIALITY. (a) During the term and following the termination of this Agreement, each of the parties to this Agreement agrees to maintain in strict confidence the terms of this Agreement and any and all Confidential Information (as hereinafter defined) regarding the other parties which it obtains pursuant to or in connection with this Agreement or the relationship created hereby and agrees that it shall not disclose any such Confidential Information to any person unless required to do so by applicable laws or regulations, the request of any judicial, governmental or regulatory authority including, without limitation, the FCA or CFTC, or valid legal process. Notwithstanding the foregoing, nothing in this Section 17 shall prevent the disclosure of Confidential Information by either party to its attorneys, accountants or other professional advisers in the proper performance of their duties; provided, in each case, that any such attorney, accountants or other professional advisers is subject to similar confidentiality obligations. Each of the Partnership and CMF acknowledges that the advisory services provided by the Advisor pursuant to this Agreement constitute proprietary information.

(b) As used herein the term “Confidential Information” shall mean and include, but not be limited to, each party’s respective proprietary or confidential market and/or computerized investment approaches, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, technical data, strategies and methodologies, business methods, trade secrets, internal marketing materials or memoranda, corporate policies, supervisory and risk control techniques and procedures, fee and compensation structures, trader trial programs, client lists and contact lists, knowledge of facilities and any books and records made available to any party and any other proprietary materials or information; provided, however, that the term Confidential Information shall not include any such information which is or has been made generally available to the public through means other than wrongful conduct by the party that has the obligation to keep such information confidential or its officers, employees or other personnel. Immediately upon the termination of this Agreement, each party hereto shall return all such Confidential Information to each party hereto, as applicable.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.
IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

APPENDIX A
Description of Program
The Episteme Systematic Quest program is a diversified systematic global macro program that seeks to maximize returns by pursuing a diversified portfolio of systematic strategies subject to the constraints of its risk management framework. The trading strategies are generally medium- term and aim exploit a number of sources of alpha based upon fundamental, technical, and liquidity effects. This managed futures strategy consists of seven different model styles, which include carry, cross-market, idiosyncratic, liquidity, mean reversion, momentum, and value models. By applying each of these trading styles, across multiple time horizons, the strategy blends multiple alpha drivers seeking consistent returns, uncorrelated to traditional asset classes and the managed futures asset class.

APPENDIX B
Trading Policies of Ceres Tactical Systematic L.P.

1.
The Partnership will invest its assets only in commodity interests that an advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions. Sufficient volume, in this context, refers to a level of liquidity that an advisor believes will permit it to enter and exit trades without noticeably moving the market.

2.
The Adviser will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Partnership’s net assets allocated to that advisor. To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts, (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

3.
The Partnership may occasionally accept delivery of a commodity. Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position will be fully hedged.

4.
The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5.
The Partnership will not utilize borrowings except if the Partnership purchases or takes delivery of commodities. If the Partnership borrows money from CMF or any affiliate thereof to the extent permitted by NFA Rule 2-45, the lending entity in such case may not receive interest in excess of its interest costs, nor may the lender receive interest in excess of the amounts which would be charged the Partnership (without reference to CMF’s financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose, nor may the lender or any affiliate thereof receive any points or other financing charges or fees regardless of the amount. Use of lines of credit in connection with its forward trading does not, however, constitute borrowing for purposes of this trading limitation.

6.
From time to time, trading strategies such as spreads or straddles may be employed on behalf of the Partnership. “Spreads” or “straddles” include the simultaneous holding of contracts on the same commodity but with different delivery dates or markets. The trader of these contracts expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7.
The Partnership will not permit the churning of its commodity trading accounts. The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

8.	The Partnership will not purchase, sell, or trade securities (except securities approved by the CFTC for investment of customer funds).
9.
The Advisor will trade only in those futures interests that have been approved by CMF. The Partnership normally will not establish new positions in a futures interest for any one contract month or option if such additional positions would result in a net long or short position for that futures interest requiring as margin or premium more than 15% of the Partnership’s net assets.

10.
In addition, the Partnership will, except under extraordinary circumstances, maintain positions in futures interests in at least two market segments (i.e., agricultural items, industrial items (including energies), metals, currencies, and financial instruments (including stock, financial, and economic indexes)) at any one time.

11.
The Advisor will not generally take a position after the first notice day in any futures interest during the delivery month of that futures interest, except to match trades to close out a position on the interbank foreign currency or other forward markets or liquidate trades in a limit market.

APPENDIX C
List of Commodity Interests

Episteme Capital’s Systematic Quest
List of Tradable Instruments:
Futures Contracts:	Ticker	Exchange	Market Description	Asset Class
2Y US Tsy Notes	TU	CBOT	2Y US T-Note	Fixed Income
5Y US Tsy Notes	FV	CBOT	5Y US T-Note	Fixed Income
10Y US Tsy Notes	TY	CBOT	10Y US T-Note	Fixed Income
US Tsy Bonds	US	CBOT	20Y US T-Bond	Fixed Income
US Ultra Bonds	WN	CBOT	30Y US T-Bond	Fixed Income
2Y German Bunds	DU	EUREX	Eurex EURO-SCHATZ	Fixed Income
5Y German Bunds	OE	EUREX	Eurex Eur-Bobl	Fixed Income
10Y German Bunds	RX	EUREX	Eurex Eur-BUND	Fixed Income
30Y German Bunds	UB	EUREX	Eurex Euro-BUXL	Fixed Income
UK Gilts	G	ICF	ICF Long Gilt	Fixed Income
Canadian Bonds	CN	MSE	MSE 10Y CDN Bond	Fixed Income
3Y Australian Bonds	YM	SFE	SFE 3 Year T-Bond	Fixed Income
10Y Australian Bonds	XM	SFE	SFE 10 Year T-Bond	Fixed Income
Japanese Bonds	JB	OSE	OSE 10 Year JG Bond	Fixed Income
10Y French OAT	OAT	EUREX	Eurex Euro-OAT	Fixed Income
10Y Italian BTP	IK	EUREX	Eurex Euro-BTP	Fixed Income
Aluminium	LA	LME	Aluminum- LME	Commodities
Copper-A	HG	COMEX	Hi-Grd Copper	Commodities
Corn	C	CBOT	Corn	Commodities
Crude Oil (WTI)	CL	NYMEX	Nymex Light Crude Oil	Commodities
Gas Oil	QS	ICE	ICE Gas Oil	Commodities
Brent Crude	CO	ICE	Brent Crude	Commodities
WTI Crude	EN	ICE	WTI Crude	Commodities
VIX Futures	UX	CBOE	Volatility Index Futures	Commodities
Gasoline (RBOB)	XB	NYMEX	Nymex Rbob Gas	Commodities
Gold	GC	COMEX	Gold	Commodities
Heating Oil #2	HO	NYMEX	Nymex Heating Oil	Commodities
Natural Gas	NG	NYMEX	Nymex Natural Gas (Henry Hub)	Commodities
Silver	SI	COMEX	Silver	Commodities
Soybeans	S	CBOT	Soybeans	Commodities
Wheat	W	CBOT	Wheat	Commodities
Soybean Oil	BO	CBOT	Soybean Oil	Commodities
Soybean Meal	SM	CBOT	Soybean Meal	Commodities
Cotton #2	CT	NYB-ICE Futures US Softs	Cotton #2	Commodities
Coffee “C”	KC	NYB-ICE Futures US Softs	Coffee “C”	Commodities
Sugar #11	SB	NYB-ICE Futures US Softs	Sugar #11	Commodities
Lead	LL	LME	Lead	Commodities
Nickel	LN	LME	Nickel	Commodities
Zinc	LX	LME	Zinc	Commodities
Platinum	PL	NYMEX	Platinum	Commodities
AU:S&P/ASX 200 INDEX	XP	SFE	SFE-SPI 200 INDEX	Equity Indices
CA:S&P/TSX 60 INDEX	PT	MSE	MSE S&P CAN 60	Equity Indices

DE:DAX INDEX	GX	EUREX	Eurex DAX Index	Equity Indices
EU:DJ EURO STOXX 50 = Pr	VG	EUREX	Eurex E-Stoxx 50	Equity Indices
JP:NIKKEI 225:CME	NH	CME	CME-YEN DENOM NIKKEI	Equity Indices
JP:NIKKEI 225	NI	SGX	SGX Nikkei Index	Equity Indices
SE:OMX STOCKHOLM 30 INDEX	QC	SSE	SSE-OMXS30 INDEX	Equity Indices
UK:FTSE 100 INDEX	Z	ICF	FTSE 100	Equity Indices
US:S&P 500 INDEX:CME	ES	CME	E-Mini S&P 500	Equity Indices
FR:CAC 40 INDEX:EOP	CF	EOP	CAC 40	Equity Indices
IT:MIB 30:MIL	ST	MIL	FTSE/MIB IDX	Equity Indices
JP:TOPIX INDEX (TOKYO):OSE	TP	OSE	TOPIX	Equity Indices
US:Dow Jones Index:CBT:Mini	DM	CBOT	DJIA MINI	Equity Indices
US:NASDAQ 100 STOCK INDX:CME:Mini	NQ	CME	NASDAQ 100 E-MINI	Equity Indices
US:Russell 2000 Index:CME:Mini	RTY	CME	Russell 2000 Mini	Equity Indices
US:S&P 400 MIDCAP INDEX:CME:Mini	FA	CME	S&P MID 400 EMINI	Equity Indices
3m Eurodollar	ED	CME	3m Eurodollar	Short-term Rates
3m Euribor	ER	ICF	3m Euribor	Short-term Rates
3m Euroswiss	ES	ICF	3m Euroswiss	Short-term Rates
3m Short Sterling	L	ICF	3m Short Sterling	Short-term Rates
3m Canadian Bank Acceptance	BA	ME	3m Canadian Bank Acceptance	Short-term Rates
90day Australian Bank Bill	IR	SFE	90day Australian Bank Bill	Short-term Rates
3m Euroyen	YE	TFX	3m Euroyen	Short-term Rates
AUD future	AD	CME	Australian dollar currency future	Currencies
CAD future	CD	CME	Canadian dollar currency future	Currencies
CHF future	SF	CME	Swiss franc currency future	Currencies
EUR future	EC	CME	Euro FX currency future	Currencies
GBP future	BP	CME	British pound currency future	Currencies
JPY future	JY	CME	Japanse yen currency future	Currencies
MXN future	PE	CME	Mexican peso currency future	Currencies
NZD future	NV	CME	New Zealand dollar currency future	Currencies
RUB future	RU	CME	Russian Ruble currency future	Currencies
SEK future	SE	CME	Swedish Krona currency future	Currencies
NOK future	NO	CME	Norwegian Krone currency future	Currencies

OTC Currencies:	Ticker
Australian Dollar	AUD
Canadian Dollar	CAD
Swiss Franc	CHF
Euro	EUR
British Pound	GBP
Japanese Yen	JPY
Norwegian Krona	NOK
New Zealand Dollar	NZD
Swedish Krona	SEK
Chinese Renminbi offshore	CNH
Brazilian Real	BRL
Chilean Peso	CLP
Czech Krona	CZK
Hungarian Forint	HUF
Indonesian Rupiah	IDR
Korean Won	KRW
Mexican Peso	MXN
Malasian Ringgit	MYR
Polish Zloty	PLN
Russian Ruble	RUB
Singapore Dollar	SGD
Thai Baht	THB
Turkish Lira	TRY
Taiwan Dollar	TWD
South African Rand	ZAR